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FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1
MONDAY, NOVEMBER 4, 1996

               ANICOM REPORTS RECORD THIRD QUARTER NET SALES AND
                                    EARNINGS
                      COMPANY ALSO POSTS NINE-MONTH BESTS

ROSEMONT, IL November 4, 1996 - Anicom, Inc. (Nasdaq: ANIC), a specialist in the sale and distribution of multimedia wiring products, announced today record net sales and net income for both the third quarter and nine months ended September 30, 1996.

Net income for the third quarter rose approximately 258 percent to $742,547 as compared to net income of $207,368 for the same 1995 period. Net income for the nine months increased approximately 250 percent to $1,767,243 as compared to $505,124 for the period ended September 30, 1995. The significant increase is due to higher sales volume and improvements in the gross margin being passed through to the bottom line.

Earnings per share for the three months ended September 30, 1996 were $.06 per share (based on 13,143,000 average weighted shares outstanding), as compared to $.04 per share (based on 5,461,000 average weighted shares outstanding) for the comparable 1995 period. Earnings per share for the nine months ended September 30, 1996, were $0.14 per share (based on 12,655,000 average weighted shares outstanding), as compared to $0.11 per share (based on 4,751,000 average weighted shares outstanding) for the comparable 1995 period. Effective October, 1996, the company declared a stock split in the form of a 100% stock dividend. The average weighted shares outstanding for each of the periods in 1995, discussed above have been restated to give effect to the stock dividend. The average weighted shares outstanding in the first nine months of 1996 increased significantly (approximately 166 percent) over the average weighted shares outstanding in the nine months of the prior year. This increase was due to the issuance of shares in the company's follow-on offering in November, 1995 and the private placement of shares in September, 1996.

Net sales for the quarter ended September 30, 1996 of $33.2 million, represented a 330 percent increase over net sales of $7.7 million for the quarter ended September 30, 1995. Net sales for the first nine months of 1996 rose approximately 284 percent to $76.4 million versus net sales of $19.9 million for the first nine months of 1995. The net sales increase reflects improved internal growth, expanded breadth and depth of the company's product offering and sales attributable to five acquisitions completed during the year.



                                                                     MORE . . .





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      ANICOM, INC.

Scott C. Anixter, Chief Executive Officer, commenting on the company's success for the nine months, said, "In 1996, we not only have realized significant improvement in our sales and service capabilities but also have expanded the number and variety of products we offer our customers which has resulted in additional market penetration. We presently have a national network of 30 branches coast to coast and are still growing with new locations planned in the future."

Alan Anixter, Chairman of the Board, stated, "Anicom's continued growth stems from our efforts to capitalize on the tremendous opportunities in the marketplace. We see significant long term growth for Anicom in the future. However, our primary consideration continues to be increasing shareholder value."

Anicom is a national leader in the sale and distribution of wire, cable, fiber optics, cable assemblies for automation, computer and robotics and computer network and connectivity products. The company provides products that "Interconnect the Internet" and are used in the growing global communications industry.

In compliance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Prospectus dated November 20, 1995 and in Anicom's Annual Report on Form 10-KSB for the year ended December 31, 1995. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1996 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, Anicom's limited operating history on which expectations regarding its future performance can be based, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from, among others, national and regional distributors that have greater financial, technical and marketing resources and distribution capabilities than Anicom, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand, Anicom's ability to successfully acquire and integrate the operations of additional business and Anicom's ability to operate effectively in geographical areas in which it has no prior experience.





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                         FINANCIAL HIGHLIGHTS ATTACHED





CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

                                              THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                 SEPTEMBER 30,                              SEPTEMBER 30,
                                              1996                1995                 1996                1995
                                         ---------------    ---------------      ---------------     ---------------
Net                                      $  33,221,002       $  7,718,948         $  76,432,346       $  19,917,471
Cost of Sales                               24,694,110          5,840,815            57,245,233          15,190,457
Total operating expenses                     7,420,360          1,558,092            16,763,855           3,932,957
                                         -------------       ------------         -------------       -------------
Income from Operations                       1,106,532            320,041             2,423,258             794,057
                                         -------------       ------------         -------------       -------------
Total other income (expense)                    24,911             38,927               265,381              64,065
                                         -------------       ------------         -------------       -------------
Income before income taxes                   1,131,443            358,968             2,688,639             858,122
Provision for income taxes                     388,896            151,600               921,396             352,998
                                         -------------       ------------         -------------       -------------
Net Income                               $     742,547       $    207,368         $   1,767,243       $     505,124
                                         =============       ============         =============       =============
    Weighted average number of
    common shares outstanding               13,142,648          5,461,362            12,654,612           4,751,004
                                         =============       ============         ==============      =============

Net income per share                     $        0.06*     $        0.04*       $         0.14*    $          0.11*
                                         =============       ============         ==============      =============


*Restated to reflect a two for one stock dividend effective October 8, 1996.



CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30,
(Unaudited)


                                                              1996                 1995
                                                        --------------        ---------------
ASSETS
Current Assets                                          $  62,174,106         $  10,478,258
Fixed assets - net                                          2,727,088               542,859
Other assets, primarily goodwill                           25,725,032             1,444,821
                                                        -------------         -------------
    Total Assets                                        $  90,626,226         $  12,465,938
                                                        =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY




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
Current Liabilities                                          $  26,200,943      $  4,333,146
Long-term Liabilities                                            3,817,193           244,528
Stockholders' equity                                            60,608,090         7,888,264
                                                             -------------      ------------
    Total liabilities and stockholders' equity               $  90,626,226      $ 12,465,938
                                                             =============      ============





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    #DOCUMENT #: CHGO02A (02309-00004-6) 273863.1;DATE:11/04/96/TIME:16:47#





















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